UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2016

BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North, San Diego, California	92128
(Address of principal executive offices)	(Zip Code)

(858) 668-2586
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
On May 20, 2016, the Company received a letter from the Iowa Department of Education indicating that, as a result of the planned closure of Ashford University’s campus in Clinton, Iowa, the Iowa State Approving Agency (the “ISAA”) will no longer continue to approve Ashford’s programs for GI Bill benefits after June 30, 2016, and recommending Ashford seek approval through the State Approving Agency of jurisdiction for any location that meets the definition of a “main campus” or “branch campus”. Ashford University is applying for approval through the State Approving Agency in California with the intention of obtaining approval by June 30, 2016 and also working with representatives from the U.S. Department of Veterans Affairs, the ISAA and the California State Approving Agency in order to prevent any disruption of educational benefits to our veteran students. We currently have approximately 6,250 students receiving GI Bill benefits. Those students whose period of enrollment begins on or before June 30, 2016 will continue to receive GI Bill benefits until the completion of the student's term. At this time we cannot be certain that approval through the California State Approving Agency will be obtained by June 30, 2016, and any potential delays or gaps in coverage for GI Bill benefits, including as a result of following the ISAA’s recommendation to seek approval elsewhere, could have a material adverse effect on current and future military student enrollment and the Company’s revenues, financial condition, cash flows and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2016		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel